UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2011
R. G. BARRY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	001-08769	31-4362899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio	43147

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (614) 864-6400
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On January 7, 2011, R.G. Barry Corporation (the “Company”) entered into a new Change in Control Agreement (each, a “Change in Control Agreement”) with each of Jose Ibarra, Lee Smith, Glenn Evans and Greg Ackard (each, a “Covered Executive”), pursuant to which each Covered Executive is eligible to receive certain severance payments and benefits upon certain terminations of employment in connection with a “change in control” of the Company, subject to the terms and conditions described in the Change in Control Agreements. These Change in Control Agreements replace existing Change in Control Agreements entered into between the Company and each of the Covered Executives.
The new Change in Control Agreements provide that, upon a qualifying termination (generally, a termination of employment by the Company without “Cause” or by the Covered Executive for “Good Reason” that occurs within two (2) years after a “Change in Control”), a Covered Executive will be entitled to receive the following:
(i)	A lump-sum cash severance payment equal to the sum of (a) the Covered Executive’s base salary at the rate in effect on the employment termination date or, if greater, the Covered Executive’s base salary in effect on the date of the Change in Control and (b) an amount equal to the Executive’s target bonus opportunity in effect at the employment termination date or, if greater, the Executive’s target bonus opportunity in effect on the date of the Change in Control.
(ii)	Continuation of all medical, prescription drug, dental and vision benefits for a period of twelve months.
For purposes of the Change in Control Agreements, a “Change in Control” is deemed to have occurred if (A) any “person” or “group” acquires (or discloses the previous acquisition of) beneficial ownership of shares of the outstanding stock of the Company which results in such person or group possessing more than 50.1% of the total voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company or (B) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately before the completion of such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.
The Change in Control Agreements also include non-competition and non-solicitation agreements that apply to a Covered Executive after he terminates his employment with the Company whether or not such termination occurs after a Change in Control.

In certain circumstances, if a Covered Executive would have otherwise incurred excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such Covered Executive’s payments may be reduced to $1.00 less than the amount that would result in the payment of excise taxes, if such reduction would provide the Covered Executive with a greater net after tax benefit. The new Change in Control Agreements do not provide for any tax-gross up in the event the payments are not reduced, and thus the Covered Executives would be required to pay any excise taxes under Section 4999 of the Code in such event.
The foregoing description is qualified in its entirety by reference to the Change in Control Severance Agreement for each of the Covered Executives, which are attached hereto as Exhibits 10.1 to 10.4, and are incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(a) — (c) Not applicable.

Exhibit No.	Description

10.1	Change in Control Agreement between R.G. Barry Corporation and Jose Ibarra, dated January 7, 2011 (filed herewith).

10.2	Change in Control Agreement between R.G. Barry Corporation and Lee Smith, dated January 7, 2011 (filed herewith).

10.3	Change in Control Agreement between R.G. Barry Corporation and Glenn Evans, dated January 7, 2011 (filed herewith).

10.4	Change in Control Agreement between R.G. Barry Corporation and Greg Ackard, dated January 7, 2011 (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION
Date: January 13, 2011	By:	/s/ José G. Ibarra
José G. Ibarra
Senior Vice President — Finance and Chief Financial Officer